EXHIBIT 99.1

Sharon L. Gaber, Ph.D., Joins Simmons First Corporate Board of Directors

PINE BLUFF, Ark., March 2, 2011 (GLOBE NEWSWIRE) -- Sharon L. Gaber, Ph.D., Provost and Vice Chancellor for Academic Affairs with the University of Arkansas has been named to the Simmons First National Corporation (Nasdaq:SFNC) board of directors, according to J. Thomas May, chairman and chief executive officer.

Gaber became provost and vice chancellor for academic affairs at the University of Arkansas on May 1, 2009 where she is also a professor of Sociology. She came to the University of Arkansas from Auburn University, where she served most recently as interim provost and previously she served Auburn as senior associate provost and associate provost for academic administration. She began her time at Auburn as Associate Dean in the College of Architecture, Design and Construction.

Gaber received her Doctorate degree in City & Regional Planning from Cornell University, a Master's degree in Planning from the University of Southern California and Bachelor of Arts degrees in Economics and Urban Studies from Occidental College.

She has served on the National Association of Collegiate Schools of Planning Governing Board, was awarded the 2006 State of Alabama Outstanding Professional Planner of the Year, and the 2009 Auburn University Women of Distinction Faculty Award.

May stated, "I am extremely proud to announce Dr. Gaber as the newest member of our Board of Directors. We have been doing business in Arkansas since 1903 and are proud of our commitment to Arkansas, but we are always looking for ways to better our organization. To do so requires that we have the best possible understanding of the needs and resources that are available in our State, and who better to understand those needs than someone in academia who is responsible for providing Arkansas' future leaders.   Our Board of Directors has made a point of emphasis in creating geographic and industry diversification amongst its members. Dr. Gaber brings many attributes to our Corporate Board of Directors. She is a tremendous talent with a great reputation as a leader and team player within the Academic community, in general, and the University of Arkansas System, in particular. She is well respected for her vision and her willingness to make tough decisions and her leadership will provide our Board of Directors insight into the very important role that education plays in economic development. The University of Arkansas is the economic engine for job growth in Arkansas, and Dr. Gaber's work with all segments of the University provides her with an understanding of the needs for our State.

Her background and expertise in Human Resources Planning, Planning Analysis and Methods and Planning with Minority and Low-income Groups make her a very important resource for our company in the area of governance and strategy. We are very fortunate that Dr. Gaber has agreed to share her expertise and talent as a member of the Simmons First Corporate Board of Directors."

Gaber is involved with the SEC Provosts Group and is a member of the American Planning Association. She has served on the membership committee of Urban Affairs Association and on the governing board of the Association of Collegiate Schools of Planning. She serves as Vice- Chair of the Board of Directors for the Arkansas Research and Technology Park, was a member of the Strategic Community Development Steering Committee of the Northwest Arkansas Council, and participated with the City of Fayetteville on the "Today in America" segment production. She has three children: Allison, 16; Jennifer, 14; and Peter, 12.

Simmons First National Corporation is an eight bank financial holding company with community banks in Pine Bluff, Lake Village, Jonesboro, Rogers, Searcy, Russellville, El Dorado and Hot Springs, Arkansas. Including the recently acquired Kansas locations, the Company's eight banks conduct financial operations from 89 offices, of which 85 are financial centers, in 47 communities in Arkansas, Missouri and Kansas.

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         Simmons First National Corporation
         (870) 541-1438